Exhibit 99.1

Corporate Headquarters
40W267 Keslinger Road
For Immediate Release	PO Box 393
For Details Contact:	LaFox, IL 60147-0393
Ed Richardson	USA
Chairman and Chief Executive Officer	Phone: (630) 208-2200
Richardson Electronics, Ltd.	Fax: (630) 208-2550
Phone: (630) 208-2340
E-mail: info@rell.com

Richardson Electronics, Ltd. Chief Financial Officer Resigns

LaFox, IL, Tuesday, June 12, 2007: Richardson Electronics, Ltd. (NASDAQ: RELL) today announced the resignation of David DeNeve as Senior Vice President and Chief Financial Officer. Mr. DeNeve resigned to pursue other interests. Mr. DeNeve joined Richardson Electronics in June 2005, and his last day will be June 22, 2007. The Company has commenced a search for Mr. DeNeve’s successor.

Dan Fujii has been appointed Chief Financial Officer on an interim basis. Mr. Fujii has been Corporate Controller since joining Richardson Electronics in May 2006. Prior to joining Richardson Electronics, Mr. Fujii was Senior Manager, Assurance and Business Advisory Services, for PricewaterhouseCoopers LLP.

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of “Engineered Solutions,” serving the RF, Wireless & Power Conversion; Electron Device; and Display Systems markets. The Company delivers engineered solutions for its customers’ needs through product manufacturing, systems integration, prototype design and manufacture, testing and logistics. Press announcements and other information about Richardson are available on the World Wide Web at http://www.rell.com/investor.asp.